“[ * ]” = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

Exhibit 10.46

AMENDMENT NO. 1 TO

LICENSE AGREEMENT FOR RECOMBINANT FACTOR XIII

THIS AMENDMENT NO. 1 TO LICENSE AGREEMENT FOR RECOMBINANT FACTOR XIII (“Amendment No. 1”) is entered into as of December 7, 2007 (“Effective Date”) by and among ZymoGenetics, Inc., a Washington corporation whose address is 1201 Eastlake Ave. East, Seattle, WA 98102 (“ZGEN”), Novo Nordisk A/S, a Danish corporation whose address is Novo Allé, DK-2880, Bagsvaerd, Denmark (“Novo”), and Novo Nordisk Health Care AG, a Swiss corporation and wholly-owned affiliate of Novo whose address is Andreasstrasse 15, 8050 Zürich, Switzerland (“NN”). ZGEN and NN are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A. The Parties and Novo are parties to the License Agreement for Recombinant Factor XIII, effective as of October 4, 2004 (the “Agreement”).

B. Novo has expended significant effort and made significant progress toward improving the manufacturing process and developing a new formulation.

C. The Parties and Novo desire to amend the Agreement to, among other things, revise the time-based milestone schedule and incorporate additional milestones.

AGREEMENT

NOW, THEREFORE, the Parties and Novo agree as follows:

1.	Definitions

Terms used with initial capital letters and not otherwise defined in this Amendment No. 1 shall have the meanings given to them in the Agreement.

2.	Milestone Fees

Certain milestone fees shall be amended as set forth in this Section 2.

2.1	Congenital Factor XIII Deficiency

(a) The first two rows below the headings in the table in Section 4.2(a) of the Agreement (i.e., rows relating to milestone fees of $[  *  ] and $[  *  ] respectively) shall be deleted in their entirety.

(b) The new table in Section 4.2(a) of the Agreement shall be as follows:

Earlier of:
Milestone Fee	Event Milestone	Time Milestone (Subject to Section 4.2(e))
U.S. $[ * ]	First Marketing Approval in the United States or European Union for a Licensed Product	[ * ]

2.2	[ * ]

(a) The second row below the headings in the table in Section 4.2(b) of the Agreement (i.e., row relating to a milestone fee of $[  *  ]) shall be deleted in its entirety.

(b) The dates “[  *  ]” and “[  *  ]” in the fourth column (headed “Time Milestone (subject to Section 4.2(e)”) of the table in Section 4.2(b) of the Agreement shall be deleted in their entirety and replaced in each case with “[ * ]”.

(c) The milestone fee “$[  *  ]” in the first column (headed “Milestone Fee”) of the table in Section 4.2(b) of the Agreement shall be deleted in its entirety and replaced with “$[  *  ]”.

(d) The milestone fee “$[  *  ]” (for First Marketing Approval for a Factor XIII Product or Combination Product) in the second column (headed “Milestone Fee if Licensed Product for Congenital Factor XIII Deficiency Not Developed Due to Section 3.2(b)(*)”) of the table in Section 4.2(b) of the Agreement shall be deleted in its entirety and replaced with “$[  *  ]”.

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(e) The new table in Section 4.2(b) of the Agreement shall be as follows:

Earlier of:
Milestone Fee	Milestone Fee if Licensed Product for Congenital Factor XIII Deficiency Not Developed Due to Section 3.2(b)(*)	Event Milestone	Time Milestone (subject to Section 4.2(e))
U.S. $[ * ]	U.S. $[ * ]	FPFV in first Dose Escalation study for a Factor XIII Product or Combination Product	Paid already

U.S. $[ * ]	U.S. $[ * ]	Achievement of CPOC by a Factor XIII Product or Combination Product (**)	[ * ]

U.S. $[ * ]	U.S. $[ * ]	Decision to Submit Registration File for a Factor XIII Product or Combination Product	[ * ]

U.S. $[ * ]	U.S. $[ * ]	First Marketing Approval for a Factor XIII Product or Combination Product	[ * ]

2.3	[ * ]

(a) The first two rows below the headings in the table in Section 4.2(c) of the Agreement (i.e., rows relating to milestone fees of $[  *  ] and $[  *  ] respectively) shall be deleted in their entirety.

(b) The dates “[  *  ]” and “[  *  ]” in the fourth column (headed “Time Milestone (subject to Section 4.2(e)”) of the table in Section 4.2(c) of the Agreement shall be deleted in their entirety and replaced in each case with “[  *  ]”.

(c) The milestone fee “$[  *  ]” (for the First Marketing Approval for a Factor XIII Product or Combination Product) in the first column (headed “Milestone Fee”) of the table in Section 4.2(c) of the Agreement shall be deleted in its entirety and replaced with “$[  *  ]”.

(d) The milestone fee “$[  *  ]” (for First Marketing Approval for a Factor XIII Product or Combination Product) in the second column (headed “Milestone Fee if Licensed Product for Congenital Factor XIII Deficiency Not Developed Due to Section 3.2(b)(*)”) of the table in Section 4.2(b) of the Agreement shall be deleted in its entirety and replaced with “$[  *  ]”.

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(e) The new table in Section 4.2(c) of the Agreement shall be as follows:

Earlier of:
Milestone Fee	Milestone Fee if Licensed Product for Congenital Factor XIII Deficiency Not Developed Due to Section 3.2(b)(*)	Event Milestone	Time Milestone (subject to Section 4.2(e))
U.S. $[ * ]	U.S. $[ * ]	Achievement of CPOC by a Factor XIII Product or Combination Product (**)	[ * ]

U.S. $[ * ]	U.S. $[ * ]	Decision to Submit Registration File for a Factor XIII Product or Combination Product	[ * ]

U.S. $[ * ]	U.S. $[ * ]	First Marketing Approval for a Factor XIII Product or Combination Product	[ * ]

2.4	CMC Activities

(a) The first sentence of Section 4.2 of the Agreement shall be deleted in its entirety and replaced with the following:

“NN shall pay ZGEN the milestone fees set forth in Sections 4.2(a) through 4.2(d) and 4.2(i), subject to utilization of any credits provided in Sections 4.5(b) and 5.5.”

(b) A new Section 3.12 shall be added to the Agreement as follows:

“3.12. CMC Activities. NN shall use commercially reasonable efforts to perform the process development, implementation, qualification, validation, and process scale-up to clinical and commercial scale and any other activities required to develop and commercialize a Licensed Product, including, without limitation, production of the drug product (“Drug Product”) at anticipated commercial scale of, at least, [ * ] liters (“Commercial Scale Production”) and [ * ] stability studies of a new formulation of the Licensed Products produced at a lab scale under research (non-GMP) conditions (“New Formulation Stability Study”).

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(c) A new Section 4.2(i) shall be added to the Agreement as follows:

(i) The milestone fees for CMC activities shall be as follows:

Milestone Fee	Event Milestone
U.S. $[ * ]	First successful completion of the Commercial Scale Production. A Commercial Scale Production will be considered successful if it meets the success criteria outlined in the attached Exhibit J.
U.S. $[ * ]	First successful completion of New Formulation Stability Study. A New Formulation Stability Study will be considered successful if it meets the success criteria outlined in the attached Exhibit K.
U.S. $[ * ]	Due on [ * ] (not subject to Section 4.2(e)(iv))

For the avoidance of doubt, the Time Milestone in the table in Section 4.2(i) shall terminate if NN terminate the License Agreement for Recombinant Factor XIII.

(d) A new Exhibit J shall be added to the Agreement in the form attached as Schedule 1.

(e) A new Exhibit K shall be added to the Agreement in the form attached as Schedule 2.

3.	Reporting Requirements

(a) A new Section 6.5 shall be added to the Agreement that shall read as follows:

“Section 6.5. Quarterly Progress Reports. In addition to the detailed Development Reports, described in Section 6.1, until the First Commercial Sale for each Indication NN shall provide ZGEN brief (1-2 pages) written executive summary reports outlining NN’s progress on NN’s internal development plans, regulatory and marketing initiatives for all Licensed Products. These quarterly progress reports (“Quarterly Progress Reports”) shall be delivered to ZGEN five (5) business days after the end of each calendar quarter and ZGEN shall have thirty (30) days after receipt to submit any comments or questions back to NN in writing. NN will provide a brief written response to any reasonable comment or question submitted by ZGEN; provided that ZGEN and NN may continue the discussion via their respective Project Representatives.”

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(b) A new Section 6.6 shall be added to the Agreement that shall read as follows:

“Section 6.6. Project Representatives. The Parties shall each provide the other Party with the name and contact information for a primary contact person (the “Project Representative(s)”) who shall be the point of contact for project-related communications between the Parties, including Development Reports and Quarterly Progress Reports. Communications between the Parties related to business or legal discussions or notices shall be handled separately as defined under Section 13.11 of the Agreement. The Parties agree to endeavor to maintain consistent Project Representatives; however, either Party may replace its Project Representative at any time by providing the other Party with written notice to be received by the other Party’s Project Representative at least five (5) days in advance of the change.”

(c) A new Section 6.7 shall be added to the Agreement that shall read as follows:

“Section 6.7. Annual Meetings. Starting in the first calendar quarter of 2008, and once per calendar year thereafter, ZGEN shall have the right to a face-to-face meeting between the Parties. In the event ZGEN requests such an annual meeting (“Annual Meeting”) between the Parties in any calendar year, the Parties shall hold a face-to-face meeting to review NN’s ongoing project plan and progress for all Licensed Products. These Annual Meetings will be held in Seattle and in Denmark on an alternating basis from year to year, the first meeting to be held in Denmark. If ZGEN has any feedback or comments during this meeting, such feedback or comments will be documented in the meeting minutes, or ZGEN may forward any such feedback or comments in writing to NN’s Project Representative within thirty (30) days after the Annual Meeting. NN agrees to consider ZGEN’s reasonable feedback and comments in good faith and based on that consideration to incorporate any ideas or information into its internal project plans accordingly and to provide ZGEN with a written response addressing such feedback and comments raised by ZGEN within sixty (60) days following the Annual Meeting.”

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4.	Amendment Fee

In partial consideration of the revisions to the Agreement set forth in this Amendment No. 1, NN shall pay to ZGEN the sum of [ * ] United States Dollars (U.S. $[ * ]) within ten (10) days after the Effective Date, which shall be noncreditable against any other payments under the Agreement and nonrefundable.

5.	Product Development

(a) In accordance with Section 3.2(e) of the Agreement, NN has indicated its intention to [ * ]. The Parties agree to use commercially reasonable efforts to complete the process described in Section 3.2(e) of the Agreement by [ * ] to effect such termination.

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(b) ZGEN acknowledges receipt of a letter, dated as of the Effective Date, in which NN outlines its current development plans for the [ * ] Indication and the [ * ] Indication and agrees that such development plans may necessitate changes to the clinical trials outlined in Section 3 of the Agreement; provided that any changes to the minimum requirements in Section 3 will be mutually agreed by the Parties acting in good faith, provided that ZGEN’s approval shall not be unreasonably withheld or delayed. For the avoidance of doubt, the number of study subjects in a CPOC Study shall not be increased beyond the agreed [ * ] ([ * ]) study subjects per arm unless NN, in its sole discretion, decides otherwise.

6.	Ratification of Agreement

All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Parties and Novo have executed this Amendment No.1 in three (3) originals as of the Effective Date.

ZYMOGENETICS, INC.	NOVO NORDISK A/S

/s/ Bruce Carter	/s/ Mads Krogsgaard Thomsen
Name: Bruce Carter	Name: Mads Krogsgaard Thomsen
Title: CEO	Title: Chief Science Officer
Date signed: December 20, 2007	Date signed: December 7, 2007

NOVO NORDISK HEALTH CARE AG

/s/ Ole F. Ramsby
Name: Ole F. Ramsby
Title: Member of the Board of Directors
Date signed: December 7, 2007

/s/ Lars Green
Name: Lars Green
Title: Board Member
Date signed: December 7, 2007

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[ * ]1

[1]	Two pages redacted.

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[ * ]2

[2]	One page redacted.

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